U  S  WEST  MEDIA  GROUP
7800  East  Orchard  Road
Englewood,  Colorado  80111

[U  S  WEST  Media  Group  logo  and  registered  mark]

News  Release

Release  Date:          October  25,  1996

Contact:          Blair  Johnson                  Cathy  Fowler
               (303)  793-6296                      (303)  793-6509

                      MEDIA GROUP REPORTS THIRD-QUARTER
                  OPERATING CASH FLOW INCREASE OF 22 PERCENT

ENGLEWOOD, Colo. - U S WEST Media Group (NYSE: UMG) today reported record third-quarter results, driven by robust growth in its cable, wireless and directory operations.
For the quarter ending September 30, Media Group reported -- on a proportionate basis:
     - A 22-percent increase in operating cash flow compared with the third quarter last year -- excluding the effects of a one-time charge of $35 million to streamline operations at U S WEST Direct and U S WEST International. For the quarter, operating cash flow was $410 million excluding the charge.
     Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization (EBITDA), is an important measure of operating performance.
     - A 20-percent increase in revenue. During the quarter, Media Group generated $1.5 billion in revenue.
      -  A 17-percent increase in customers worldwide.  Media Group now serves
 6.5  million  customers.
Because Media Group participates in numerous joint ventures, the company uses proportionate accounting to reflect its relative share of operating revenues and  expenses  associated  with  these  operations.
"This has been an excellent quarter for Media Group," said Richard McCormick, U S WEST chairman and chief executive officer. "These results demonstrate our success in delivering more services to more customers in more markets. And we'll take another big step next month when Media Group closes its merger with Continental Cablevision."
Chuck Lillis, U S WEST Media Group president and chief executive officer, said Media Group's third-quarter performance reflects its commitment to delivering superior operating results.
"All  three  of  our  businesses reported record-level results," Lillis said.
"Our cable subscriber growth in Atlanta is twice the industry average. Domestic cellular cash flow reached an all-time high. And directory revenue growth led that industry again.
"The charge we're taking this quarter reflects our continued focus on streamlining operations to reduce costs," Lillis said. "Within the next year, we expect to recoup the $35 million through costs savings." Proportionate operating highlights for the quarter by line of business include:
     - CABLE AND TELEPHONY: Subscriber growth of 6 percent for MediaOne, the Atlanta cable operation, exceeded the industry average for the seventh consecutive quarter. MediaOne ended the quarter with 511,000 customers. This strong subscriber growth produced revenue of $60 million, an 11-percent increase on a comparable basis to last year. Operating cash flow was $28 million,  an  8-percent  increase.
     Meanwhile, Media Group's investment in Time Warner Entertainment (TWE) generated operating cash flow of $151 million, a 12-percent increase from third quarter last year. Media Group's international properties also produced strong subscriber growth. Those ventures now serve 647,000 subscribers, a 41-percent increase on a comparable basis.
     - WIRELESS: For the first time ever, operating cash flow margins in domestic cellular operations passed the 45-percent mark, driven by subscriber growth and operational efficiencies. For the quarter, operating cash flow increased 48 percent, to $113 million. The subscriber base increased 43 percent to 1.7 million customers. International wireless operations also exhibited strong customer growth. Media Group's international properties now serve 419,000 wireless customers, a 55-percent increase.
       - DIRECTORIES: U S WEST Direct continues its strong revenue growth. Boosted by a 4-percent increase in revenue per advertiser, U S WEST Direct reported revenue of $274 million, a 7-percent increase from the same period last year.
For the quarter, Media Group reported net income of $18 million, or 4 cents per common share.
U S WEST Media Group is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1995, U S WEST Media Group reported proportionate revenues of $5.1 billion. Media Group is one of two major groups that make up U S WEST, a company in the connections business helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Communications, provides telecommunications services to more than 25 million customers in 14 western and midwestern states.


Some of the information presented in or in connection with this announcement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) a change in economic conditions in the various markets served by the Company's operations that could adversely affect the level of demand for cable, wireless, directory or other services offered by the Company, (ii) greater than anticipated competitive activity requiring new pricing for Company services, (iii) higher than anticipated start-up costs associated with new business opportunities, (iv) regulatory changes affecting the telecommunications industry, (v) increases in fraudulent activity with respect to wireless services, or (vi) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.



Note:    This release and the attached tables are available on the Internet by
accessing  U  S  WEST's  Internet  site:    www.uswest.com

               KEY SELECTED PROPORTIONATE OPERATING HIGHLIGHTS
                              BY LINE OF BUSINESS
                  (ALL CHANGES ARE IN COMPARISON TO 3Q 1995)
                             CABLE AND TELEPHONY
MEDIAONE
-  511,000  customers,  a  6%  increase
-  Revenue  of  $60  million,  an  11%  increase  on  a  comparable  basis
-  Operating  cash  flow  of  $28  million,  an  8%  increase
INTERNATIONAL
-  647,000  subscribers,  a  41%  increase  on  a  comparable  basis
-  Revenue  of  $57  million,  a  78%  increase
- Operating cash flow loss of $10 million*, unchanged from a year ago TIME WARNER ENTERTAINMENT (TWE)
-  A  4%  cable  subscriber  increase
-  Revenue  of  $693  million,  a  17%  increase
-  Operating  cash  flow  of  $151  million,  a  12%  increase

                                   WIRELESS
U  S  WEST  CELLULAR
-  1.7  million  customers,  a  43%  increase
-  Revenue  of  $286  million,  a  29%  increase
-  Operating  cash  flow  of  $113  million,  a  48%  increase
-  Operating  cash  flow,  as  a  percent  of  net  operating  revenue, of 45%
INTERNATIONAL
-  419,000  subscribers,  a  55%  increase
-  Revenue  of  $111  million,  a  48%  increase
-  Operating  cash  flow  of  $4  million*,  compared  to break-even last year

                      DIRECTORY AND INFORMATION SERVICES
U  S  WEST  DIRECT
-  Revenue  of  $274  million,  a  7%  increase
-  Operating  cash  flow  of  $137  million*,  a  7%  increase
INTERNATIONAL
-  Revenue  of  $54  million,  a  93%  increase
- Operating cash flow of $6 million*, compared to a loss of $3 million last year

                  U S WEST MEDIA GROUP COMBINED GAAP RESULTS
-  Revenue  of  $694  million
-  Operating  cash  flow  of  $231  million
-  Net  income  of  $18  million
-  Earnings  per  common  share  of  4  cents
* Reported proportionate operating cash flow has been normalized to exclude the effects of charges of $25 million for U S WEST Direct and $10 million for U S WEST International.